Exhibit 10.2

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

RESTRICTED SHARE UNIT AND OUTPERFORMANCE UNIT

AWARD AGREEMENT

This RESTRICTED SHARE UNIT AND OUTPERFORMANCE UNIT AWARD AGREEMENT (this “Award Agreement”) is effective as of the 12th day of May, 2021 (the “Grant Date”) and is between Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the “Trust”), and Joseph F. Coradino (the “Grantee”). Any capitalized term used in this Award Agreement that is not separately defined herein shall have the meaning set forth in the attached Appendix A. Intending to be legally bound hereby, the parties agree as follows:

1. Restricted Share Units.

(a) RSU Base Units. The Grantee is hereby awarded a number of “RSU Base Units” initially equal to 800,323 Restricted Share Units.

(b) DERs Included. Each RSU Base Unit will also include a DER. If the Company pays a cash dividend on its Shares while the RSU Base Units are outstanding, the Grantee will be credited with a number of additional Restricted Stock Units equal to (1) the product of (i) dollar amount of dividends paid on one actual Share on the applicable dividend payment date (the “Dividend Date”), multiplied by (ii) the Grantee’s outstanding RSU Base Units as of the Dividend Date, divided by (2) the Share Value. Any additional RSU Base Units credited in accordance with this paragraph will be subject to the same vesting, payment and other terms and conditions as the original RSU Base Units to which they relate. Such additional RSU Base Units will also include DERs, which will be applied in the same manner (thereby increasing the Grantee’s RSU Base Units on a cumulative basis).

2. Outperformance Units.

(a) Outperformance Unit Award. The Grantee is hereby awarded a number of outperformance units (“Outperformance Units or OPUs”) initially equal to the number of RSU Base Units set forth in Section 1(a), above. To the extent the performance goals set forth in Section 2(c) (the “Performance Goals”) are achieved, the Grantee shall be entitled to receive the value of a number of Shares determined based on the number of OPUs outstanding and the applicable Performance Multiplier, as further described in Section 2(d).

(b) DERs Included. Each OPU will also include a DER. If the Company pays a cash dividend on its Shares on or prior to the last day of the Measurement Period and while the OPUs are outstanding, the Grantee will be credited with a number of additional OPUs equal to (1) the product of (i) dollar amount of dividends paid on one actual Share on the applicable Dividend Date, multiplied by (ii) the Grantee’s outstanding OPUs as of the Dividend Date, divided by (2) the Share Value. Any additional OPUs credited in accordance with this paragraph will be subject to the same performance, payment and other terms and conditions as the original OPUs to which they relate. Such additional OPUs will also include DERs, which will be applied in the same manner (thereby increasing the Grantee’s OPUs on a cumulative basis).

(c) Performance Goals. The Committee has established Threshold, Target, Above-Target and Outperformance Performance Goals for the OPUs which are based on the Share Price on the last day of the Measurement Period. For this purpose, “Share Price” shall mean the average of the closing prices of one Share on the New York Stock Exchange (the “NYSE”) (or, if not then listed on the NYSE, on the principal market or quotation system on which then traded) for the 60 days on which Shares were traded prior to and including the last day of the Measurement Period; provided, however, in the event of a of the Business Combination described in paragraph (3) or (4) of the definition of Change in Control, Share Price upon the closing of such Business Combination shall mean the final price per Share agreed upon by the parties to the Business Combination.

(d) Determination of Number of Earned OPUs. As of the last day of the Measurement Period, the Grantee will be deemed to have earned the number of OPUs (“Earned OPUs”) based upon the level of achievement of the Share Price set forth below; provided that in the event the Trust’s performance does not meet the Threshold level of achievement, no OPUs will be deemed earned. The total number of Earned OPUs shall be calculated by the Committee and shall be equal to the product of (A) the number of number of OPUs outstanding (taking into account both in the initial number of OPUs granted pursuant to Section 2(a) and any additional OPUs credited pursuant to the DER provision of Section 2(b)), multiplied by (B) the applicable Performance Multiplier. The Performance Multiplier shall be based on the level of achievement of the Performance Goal, in accordance with the following chart:

	Level of Achievement of Share Price		Performance Multiplier(1)
Outperformance		$6.25 or more	1.25x
Above-Target		$5.50	1.00x
Target		$4.75	0.75x
Threshold		$4.00	0.50x
Below Threshold	< $	4.00	0.00x

(1)	For performance above Threshold, Performance Multiplier between levels of share price determined by linear interpolation

3. Vesting of RSUs. The Grantee shall vest in the RSU Base Units in accordance with the vesting schedule below provided that the Grantee is employed by the Trust on the applicable vesting date indicated below (each, an “RSU Vesting Date”):

RSU Vesting Date	Number of RSU Base Units
March 31, 2022	1/3 of the then outstanding RSU Base Units

March 31, 2023	1/2 of the then outstanding RSU Base Units

March 31, 2024	All the RSU Base Units then remaining outstanding

4. Termination of Service. If the Grantee’s service with the Trust ceases for any reason, then except as otherwise provided in the Grantee’s Amended and Restated Employment Agreement with the Trust dated as of May 12, 2021, any then unvested RSU Base Units and any OPUs for which the Measurement Period is not then complete will be forfeited automatically without any payment from the Trust.

5. Settlement of Vested RSUs and Earned OPUs.

(a) Vested RSUs. Within 70 days following an RSU Vesting Date, the Trust shall pay to the Grantee an amount in cash equal to the Share Value on the applicable RSU Vesting Date multiplied by the number of RSU Base Units that became vested on such date, less required withholding.

(b) Earned OPUs. Within 70 days following the completion of the Measurement Period, the Trust shall pay to the Grantee an amount in cash equal to the Share Value on the last day of the Measurement Period multiplied by the number of Earned OPUs, less required withholding.

6. No Rights as a Shareholder. The Grantee shall not have any rights as a shareholder with respect to the RSUs or OPUs awarded under this Award Agreement.

7. Transferability. The Grantee may not, except by will or by the laws of descent and distribution, assign or transfer his or her RSUs, OPUs or any rights hereunder.

8. Withholding of Taxes. Payments made with respect to this Award Agreement will be subject to tax withholding to the extent required by law.

9. Administration. This Award Agreement will be administered by the Committee. Each member of the Committee, while serving as such, shall be deemed to be acting in his or her capacity as a trustee of the Trust. Acts approved by a majority of the members of the Committee at which a quorum is present, or acts without a meeting reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The Committee is hereby authorized to interpret this Award Agreement and decide any questions and settle any controversies that may arise in connection with it. Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken hereunder, shall be conclusive and shall bind all parties.

10. Adjustments; Certain Corporate Transactions.

(a) In the event of a corporate event or transaction such as a merger, reorganization, recapitalization, stock split, reverse stock split, spin-off, stock dividend or other similar event or transaction affecting the Shares or the capitalization of the Trust, the Committee will make equitable adjustments to the Performance Goals and/or the number of RSUs and OPUs subject hereto.

(b) To the extent that this award does not become payable upon the occurrence of a Change in Control, the Committee may, in its discretion, arrange to have the surviving or acquiring entity (or an affiliate thereof) assume this award or grant to the Grantee a replacement or substitute award which, in the judgment of the Committee, is substantially equivalent to this award.

11. Conversion to Plan Award. To the extent sufficient Shares are or become available under a shareholder approved equity plan of the Trust and the terms of this award are otherwise consistent with the terms of such equity plan (the “Equity Plan”), the Committee may at any time in its discretion convert this award to an award under the Equity Plan and settle this award in Shares rather than cash. In that case: (a) one Share will be issuable in respect of any vested RSU Base Unit or Earned OPU, as applicable, and (b) any Share issued in settlement of this award (as converted) will be subject to any minimum holding period requirement that is applicable under the Equity Plan to executive officers generally. Then, except for such changes as the Committee deems necessary to reflect the change in the form of payment and ministerial changes to reflect the terms of the Equity Plan, the other terms of this award will unchanged.

12. Recoupment Policy. The Grantee hereby agrees that any amount delivered under this Award Agreement shall be subject to recoupment or clawback under the Trust’s “Recoupment Policy” and any applicable law, government regulation or stock exchange listing requirement, in each case as in effect from time to time.

13. Beneficiary Designation. The Grantee may designate a beneficiary to receive payments due under this award (if any) in the event of the Grantee’s death before the full payment of such amounts. Any beneficiary designation shall be substantially in the form set forth in Appendix B attached hereto and shall be effective only when filed with the Trust during the Grantee’s lifetime. Any beneficiary designation may be changed by the Grantee without the consent of any previously designated beneficiary or any other person by the filing of a new beneficiary designation with the Trust. The filing of a new beneficiary designation shall cancel all beneficiary designations previously filed. If the Grantee fails to designate a beneficiary in the manner provided above, or if the beneficiary designated by the Grantee predeceases the Grantee, the Trust shall direct payment hereunder (if any) to the Grantee’s surviving spouse or, if the Grantee has no surviving spouse, then to the Grantee’s estate.

14. Employment Rights. This award will not confer on the Grantee any right to continued employment or affect in any way the right of the Trust to terminate the Grantee’s employment at any time, for any reason.

15. Governing Law. This Award Agreement shall be construed in accordance with, and its interpretation shall be governed by, applicable federal law and otherwise by the laws of the Commonwealth of Pennsylvania (without reference to the principles of the conflict of laws).

16. Electronic Delivery of Documents. The Grantee hereby authorizes the Trust to deliver electronically any prospectuses or other documentation related to this award and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Trust’s Intranet site. Upon written request, the Trust will provide to the Grantee a paper copy of any document also delivered to the Grantee electronically. The authorization described in this paragraph may be revoked by the Grantee at any time by written notice to the Trust.

17. Code Section 409A. Amounts payable hereunder are intended to be exempt from Code Section 409A and this Award Agreement should be interpreted according. Nonetheless, the Trust does not guaranty the tax treatment of this award or any amount payable to Grantee.

[signature page follows]

IN WITNESS WHEREOF, the Trust has caused this Award Agreement to be duly executed by its duly authorized officer and the Grantee has hereunto set his or her hand and seal, all on this 12th day of May, 2021.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Lisa M. Most
Name: Lisa M. Most
Title: Executive Vice President, Secretary and General Counsel

/s/ Joseph F. Coradino
Grantee

Appendix A

Definitions

(a) “Board” means the Board of Trustees of the Trust.

(b) “Change in Control” shall mean:

(1) The acquisition by an individual, entity, or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 percent or more of the combined voting power of the then outstanding voting securities of the Trust entitled to vote generally in the election of trustees (the “Outstanding Shares”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Trust unless, in connection therewith, a majority of the individuals who constitute the Board as of the date immediately preceding such transaction cease to constitute at least a majority of the Board; (ii) any acquisition by the Trust; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Trust or any entity controlled by the Trust; (iv) any acquisition by any individual, entity, or group in connection with a “Business Combination” (as defined in paragraph (3) below) that fails to qualify as a Change in Control pursuant to paragraphs (3) or (4) below; or (v) any acquisition by any Person entitled to file Schedule 13G under the Exchange Act with respect to such acquisition; or

(2) Individuals who, as of the Grant Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose appointment, election, or nomination for election by the Trust’s shareholders was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board (other than an appointment, election, or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the trustees of the Trust) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(3) The consummation of a reorganization, merger, or consolidation, or sale or other disposition of all or substantially all of the assets of the Trust (a “Business Combination”), in each case, if, following such Business Combination all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, less than 40 percent of, respectively, the then outstanding shares of equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees or directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Trust or all or substantially all of the Trust’s assets either directly or through one or more subsidiaries) in substantially the same proportions as such beneficial owners held their ownership, immediately prior to such Business Combination of the Outstanding Shares; or

(4) The consummation of a Business Combination, if, following such Business Combination all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, 40 percent or more but less than 60 percent of, respectively, the then outstanding shares of equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees or directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns the Trust or all or substantially all of the Trust’s assets either directly or through one or more subsidiaries) in substantially the same proportions as such beneficial owners held their ownership, immediately prior to such Business Combination, of the Outstanding Shares, and (i) any Person (excluding any employee benefit plan (or related trust) of the Trust or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30 percent or more of, respectively, the then outstanding shares of equity securities of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, or (ii) at least a majority of the members of the board of trustees or directors of the entity resulting from such Business Combination were not members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination, or (iii) the Chief Executive Officer of the Trust at the time of the execution of the initial agreement providing for such Business Combination is not appointed or elected to a comparable or higher position with the entity resulting from such Business Combination, or (iv) the executive officers of the Trust holding the title of Executive Vice President or higher at the time of the execution of the initial agreement for such Business Combination constitute less than a majority of the executive officers holding comparable or higher titles of the entity resulting from such Business Combination; or

(5) The consummation of a Business Combination, following which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, 60 percent or more of, respectively, the then outstanding shares of equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees or directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns the Trust or all or substantially all of the Trust’s assets either directly or through one or more subsidiaries) shall not constitute a “Change in Control” unless following such transaction the provisions of paragraphs (1) or (2) are independently satisfied; or

(6) A complete liquidation or dissolution of the Trust.

(c) “Committee” means the Executive Compensation and Human Resources Committee of the Board.

(d) “DER” means a dividend equivalent right – i.e., a right to be credited with additional RSU Base Units or OPUs in connection with the Trust’s payment of cash dividends on Shares, as further described in Section 1(b) or 2(b), as applicable.

(e) “Measurement Period” means the period ending on the earlier of (i) December 31, 2023, or (ii) the date of the closing or effectiveness of the Business Combination described in paragraph (3) or (4) of the definition of Change in Control. In addition, in the case of any other Change in Control event or transaction, the Committee in its discretion may choose to accelerate the end of the Measurement Period to the date of the closing or effectiveness of such Change in Control.

(f) “Restricted Share Unit” or “RSU” means a contractual right to receive cash equal to the Share Value, subject to the vesting, adjustment and payment terms stated herein.

(g) “RSU Base Units” means Restricted Stock Units credited hereunder, including any additional RSU Base Units credited pursuant to the DER provision of Section 1(b).

(h) “Shares” means shares of beneficial interest in the Trust, par value $1.00 per share.

(i) “Share Value” means, as applicable and except as provided in the following sentence, the average of the closing prices of one Share on the New York Stock Exchange (the “NYSE”) (or, if not then listed on the NYSE, on the principal market or quotation system on which then traded) for: (i) the last 20 days on which Shares were traded prior to and including the last day of the Measurement Period (for the value of a Share on the last day of the Measurement Period, other than a Measurement Period ending as result of a Business Combination described in paragraphs (3) or (4) of the definition of Change in Control); (ii) the last 20 days on which Shares were traded prior to and including the RSU Vesting Date (for the value of a Share on an RSU Vesting Date); or (iii) the last 20 days on which the Shares were traded prior to and including the applicable Dividend Date (for the purpose of crediting additional RSUs or OPUs pursuant to a DER). In the event of a Business Combination described in paragraph (3) or (4) of the definition of Change in Control, Share Value upon the closing of such Business Combination shall mean the final price per Share agreed upon by the parties to the Business Combination.

Appendix B

BENEFICIARY DESIGNATION FORM

This Form is for your use to name a beneficiary to whom any benefit under that certain Restricted Share Unit And Outperformance Unit Award Agreement between you and Pennsylvania Real Estate Investment Trust (the “Trust”) dated May 12, 2021 (the “2021 RSU Award”) is to be paid in the event of your death. You should complete the Form, sign it, have it signed by the Trust (as that term is defined in the 2021 RSU Award), and date it.

*                *                 *                *

I designate the following as my beneficiary(ies) to receive any benefits payable under the 2021 RSU Award by reason of my death. I understand that if my designated beneficiary predeceases me, any benefits shall be paid to my surviving spouse or, if none, to my estate. I further understand that the last beneficiary designation filed by me during my lifetime and accepted by the Trust cancels all prior beneficiary designations previously filed by me under the 2021 RSU Award.

I hereby state that ____________________________ [insert name], residing at                                                                           _______________________________________________________ [insert address], whose Social Security number is                      __________________, is designated as my beneficiary.

Signature of Grantee	Date

ACCEPTED:

Pennsylvania Real Estate Investment Trust
By:
Date: